EXHIBIT 99.1

Fifth Street Finance Corp. Closes $9.0 Million Senior Secured Debt Facility, Increasing Fifth Street's Total Deal Originations to $118.0 Million for the Quarter

WHITE PLAINS, N.Y., Dec. 7, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it closed a $9.0 million senior secured debt facility to support the acquisition of an email marketing services company, an add-on investment to the existing $11.0 million senior secured credit facility with Mansell Group, Inc. The investment is backed by a private equity sponsor.

The $9.0 million add-on was funded at closing. The terms of the additional investment include a $5.0 million increase in the Term Loan A and a $4.0 million increase in the Term Loan B.  This is a first lien facility with a scheduled maturity in April 2015.

Total deal originations so far in Fifth Street's first fiscal quarter of 2011 stand at $118.0 million, $99.5 million of which were funded at close.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetfinance.com